Exhibit 99.1

April 11, 2016

Dear Shareholder:

I am pleased to report that 2015 was a very successful year for Mikros, both financially and strategically. We continued to expand our core business with the U.S. Navy, leading to record revenues and profits. We also implemented new strategic initiatives which we believe will help expand our business into commercial and industrial markets for advanced maintenance applications.

Throughout 2015, we continued to perform on two large Navy contracts which support production of our ADEPT® system and continued development and testing of our new ADSSS® Condition-Based Maintenance system. ADEPT production and logistics support, which has been our core business for several years, is performed under an IDIQ (Indefinite Delivery Indefinite Quantity) contract with the Naval Sea Systems Command (NAVSEA), first awarded in 2010. In 2015, our Manufacturing and Depot Center in Largo, FL produced and delivered 64 new ADEPT workstations. We have now delivered over 200 ADEPT systems to the Navy where they are used daily to optimize the performance of the AN/SPY-1 phased array radar, a key component of the premier Aegis weapons system. All Navy cruisers and destroyers now deploy with ADEPT systems on-board. In doing this, we have progressed with our strategic plan of expanding these ADEPT systems and advanced technology products to more ship classes and more target systems on these ships.

Logistics support of ADEPT is performed at our Largo facility and last year we provided hands-on ADEPT training to Navy sailors at bases in Japan, Hawaii, Norfolk, VA and San Diego, CA. Our Manufacturing and Depot Center also provided calibration, repair, quarterly software updates and technical support for the deployed ADEPT product base. In 2015, we received funding to conduct research and development into expanding ADEPT for use with other Navy radars and systems, including the AN/SPS-49 air surveillance radar, SPQ-9B surface search and fire control radar, and components of the SLQ-32 electronic countermeasures suite. This R&D activity could lead to further ADEPT production contracts in future years.

Our ADSSS (ADEPT Distance Support Sensor Suite) system is based on an evolution of our ADEPT technology designed for Condition-Based Maintenance applications. In contrast to ADEPT, which is a workstation used by technicians to execute predefined periodic maintenance procedures, ADSSS facilitates “maintenance-on-demand” by continuously monitoring the target systems and analyzing “leading indicator” signals which show how the systems are performing in near real-time. ADSSS operates autonomously using custom “smart sensors” to collect data from each of the target systems and then analyzes the data using our Prognostics Framework software to assess system performance and predict future failures. This capability reduces maintenance and life-cycle support costs by minimizing the “Mean Time to Repair” and optimizing logistics support for replaceable spare parts and provisions while providing the Navy warships with improved readiness.

We initially developed ADSSS under a $3M contract awarded to us in 2013 by the Office of Naval Research under its highly-competitive Rapid Innovation Fund program. In 2015, the Navy Program Office for the Littoral Combat Ship (LCS) provided matching funds of $1.4M to support continued ADSSS development and testing. Pilot ADSSS systems were deployed on two LCS platforms in 2015 and we anticipate initial deployment of the production systems in late 2016. ADSSS is designed for installation on all LCS variants to monitor four different combat system elements, including radars, gun and missile control systems. The Navy has also indicated interest in applying ADSSS to other systems, such as the MK-99 Fire Control system, which could lead to increased sales of ADSSS.

In addition to our ongoing Navy business, in 2015 we also executed several strategic initiatives. Most importantly, we acquired certain software and related assets from VSE Corporation. The software is used in our new Prognostics Framework (PF) and Diagnostic Profiler (DP) products to analyze maintenance data collected from target systems, optimize maintenance procedures, and predict failures. These products provide software capabilities which complement our maintenance hardware products (ADEPT and ADSSS) and allow us to provide complete hardware/software solutions for advanced maintenance. We are currently targeting several new commercial and industrial market segments, including utilities, air traffic control and commercial shipping, which we believe can benefit from technology similar to ADSSS for maintenance of complex distributed systems. To date, we are very pleased with the response from FAA representatives and intend to ramp up this effort.

Finally, we had two other significant achievements in 2015. First, we implemented various internal process upgrades to support continued growth and were certified as ISO 9001 compliant at both our Fort Washington, PA and Largo, FL facilities. The Mikros Quality Assurance Plan was also certified to Navy standard 9090-310F, Appendix C, and NAVSEA Standard Item 009-04. These quality standards are an important milestone in Mikros’ commitment to Quality Assurance. Second, we started a corporate re-branding effort, reflected in our new corporate logo and our forthcoming new upgraded web site www.mikrossystems.com. We plan to emphasize shareholder communications in the future as we expand our business into new markets. In closing, we greatly appreciate your continuing support and welcome your inquiries, insights and ideas.

Sincerely,

Thomas J. Meaney

President and Chief Executive Officer

All statements in this letter other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify forward-looking statements by using words such as "anticipates," "believes," "could," "expects," "intends," "may," "should" and other similar expressions. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, changes in business conditions, a decline or redirection of the U.S. Defense budget, significant delays or reductions in appropriations for our projects, the termination of any contracts with the U.S. Government, changes in our sales strategy and product development plans, changes in the marketplace, continued services of our executive management team, our limited marketing experience, competition between us and other companies seeking SBIR grants, competitive pricing pressures, market acceptance of our products under development, delays in the development of products, and other factors disclosed in our annual report on Form 10-K for the year ended December 31, 2015 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.